                                                            FINAL EXECUTION COPY

                                AMENDMENT NO. 1
                                  AND CONSENT
                           DATED AS OF MARCH 18, 1996
                                       TO
                          SHORT TERM CREDIT AGREEMENT
                           LONG TERM CREDIT AGREEMENT
                                      AND
                    LETTER OF CREDIT REIMBURSEMENT AGREEMENT
                      EACH DATED AS OF SEPTEMBER 29, 1995

          THIS AMENDMENT NO. 1 AND CONSENT TO SHORT TERM CREDIT AGREEMENT, LONG TERM CREDIT AGREEMENT AND LETTER OF CREDIT REIMBURSEMENT AGREEMENT EACH DATED AS OF SEPTEMBER 29, 1995 ("AMENDMENT") is made as of this 18th day of March, 1996 ("STATED DATE") by and among CAREMARK INTERNATIONAL INC., a Delaware corporation (the "BORROWER"), the financial institutions listed on the signature pages hereof (the "Lenders") and THE FIRST NATIONAL BANK OF CHICAGO, in its individual capacity as a Lender and in its capacity as contractual representative for the Lenders ("Agent") under (i) that certain Short Term Credit Agreement dated as of September 29, 1995 by and among the Borrower, the Lenders and the Agent, as modified by that certain Collateral Trust Agreement dated as of December 8, 1995 (as supplemented by the Addendum dated as of February 23, 1996, as modified by Consent No. 1 thereto dated as of March 12, 1996 and as further amended or modified from time to time, the "COLLATERAL TRUST AGREEMENT") among the Borrower, the Subsidiaries of the Borrower which are grantors thereunder, and The First National Bank of Chicago, as collateral trustee, acknowledged and agreed to by each of the Lenders, and as modified by that certain letter agreement dated as of February 20, 1996 (the "LETTER AGREEMENT") issued by the Agent and the Borrower and agreed to by the Required Lenders (as so modified, the "SHORT TERM CREDIT AGREEMENT"); (ii) that certain Long Term Credit Agreement dated as of September 29, 1995 by and among the Borrower, the Lenders and the Agent, as modified by the Collateral Trust Agreement and the Letter Agreement (as so modified, the "LONG TERM CREDIT AGREEMENT"), and (iii) that certain Letter of Credit Reimbursement Agreement dated as of September 29, l995 by and between the Borrower and The First National Bank of Chicago, as modified by the Collateral Trust Agreement and the Letter Agreement (as so modified, the "LETTER OF CREDIT AGREEMENT"; together with the Short Term Credit Agreement and the Long Term Credit Agreement, the "CREDIT AGREEMENTS"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreements.

                                   WITNESSETH

          WHEREAS, the Borrower, the Lenders and the Agent are parties to the Short Term Credit Agreement and the Long Term Credit Agreement;

          WHEREAS, the Borrower and The First National Bank of Chicago are parties to the Letter of Credit Agreement;

          WHEREAS, the Borrower has advised the Agent and the Lenders that the Borrower and/or Caremark intends to enter into a joint settlement agreement (as such agreement is in effect as of the Effective Date without taking into account any amendments or modifications thereto, "JOINT SETTLEMENT AGREEMENT"), the terms of which are as more particularly described in the disclosure letter dated of even date herewith delivered by the Borrower to the Agent and the Lenders ("DISCLOSURE LETTER"), with a group of claimants consisting of certain insurance companies as more particularly identified as the "Insurance Company Claimants" in the Disclosure Letter (collectively, the "INSURANCE COMPANY CLAIMANTS") in connection with certain disputes between the Insurance Company Claimants and the Borrower and its Subsidiaries;

          WHEREAS, the Borrower has advised the Agent and the Lenders that the Borrower and/or Caremark intends to enter into an additional settlement agreement (as such agreement is in effect as of the Effective Date without taking into account any amendments or modifications thereto, "SPECIFIED SETTLEMENT AGREEMENT"; together with the Joint Settlement Agreement and all other documents, instruments and agreements executed in connection therewith, the "INSURER SETTLEMENT AGREEMENTS"), the terms of which shall be as more particularly described in the Disclosure Letter below, with the claimant identified as the "Specified Claimant" in the Disclosure Letter (the "SPECIFIED CLAIMANT") in connection with certain disputes between the Specified Claimant and the Borrower and its Subsidiaries;

          WHEREAS, the implementation of the Insurer Settlement Agreements results in the violation by the Borrower and/or its Subsidiaries of certain provisions of the Credit Agreements as a result of which the Borrower would be in Default under those Credit Agreements;

          WHEREAS, the Borrower has requested that the Agent and the Lenders agree to certain modifications of the Credit Agreements necessary as a result of such settlements and anticipated settlements in order to avoid such Defaults; and

          WHEREAS, the Borrower, the Lenders and the Agent have agreed to amend the Credit Agreements in connection with the Insurer Settlement Agreements on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent have agreed as set forth below.

          1. AMENDMENTS TO CREDIT AGREEMENTS DURING THE AMENDMENT PERIOD. Effective as of the Effective Date and, except as provided below, through September 15, 1996 (at which time each of the provisions of the Credit Agreements which are modified in this Section 1 for the Amendment Period shall be reinstated as though this Amendment was never put into effect (other than the amendments contained in clause k below which amend Section 6.26 of the Long Term and Short Term Agreements, which amendments shall remain in full force and effect thereafter)) and subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Credit Agreements are hereby amended as follows:

a. TO DELETE THE DEFINITIONS FOR THE DEFINED TERMS BELOW FROM THE CREDIT AGREEMENTS IN THEIR ENTIRETY AND TO SUBSTITUTE THE FOLLOWING THEREFOR:

               "Collateral" has the meaning given to that term in the Collateral Trust Agreement.

               "EBIT" means, for any period of calculation, the sum of (i) net income plus (ii) the aggregate amounts deducted in determining net income in respect of Interest Expense and provision for income taxes, in each case calculated for such period for the Borrower and its Subsidiaries on a consolidated basis; provided, (1) there shall be excluded from the calculation of EBIT the after-tax amount of any OIG Settlement Costs paid on or after June 13, 1995 (not to exceed the amount set forth in the definition of OIG Settlement Costs); (2) there shall be excluded from the calculation of EBIT the after-tax amount of any Insurer Settlement Costs paid or incurred on or after March 18, 1996 (not to exceed the amount set forth in the definition of Insurer Settlement Costs); (3) there shall be excluded from the calculation of EBIT the effect of any gains or losses with respect to either or both of (a) the S25,000,000 Coram Healthcare Corporation 12% Non-Convertible Subordinated Note due October 1, 2005 issued on April 1, 1995 to the Borrower or (b) the $75,000,000 Coram Healthcare Corporation 7% Convertible Subordinated Note due October 1, 2005 issued on April 1, 1995 to the Borrower; and (4) for any period after the four fiscal quarters ending September 30, 1995, there shall be excluded from the calculation of EBIT, interest income.

               "Funded Debt" of any Person means, at any date of determination thereof, such Person's (i) obligations for borrowed money, (ii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iii) obligations which are evidenced by notes, acceptances, or other instruments and (iv)) Capitalized Lease Obligations; provided, however, for the period from September 30, 1995 through December 30, 1995 there shall be excluded from such calculation obligations under that certain $40,000,000 Promissory Note issued by Caremark on June 15, 1995 to the Treasurer of the United States. Without in any way limiting the foregoing, the aggregate amount of all unpaid obligations of the Borrower and its Subsidiaries under the Insurer Settlement Agreements minus amounts on deposit in the restricted account or escrow account established pursuant to Section 6.28 shall be included in the calculation of Funded Debt.

               "Indebtedness" of a Person means, without duplication, such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) Off Balance Sheet Liabilities, and (vii) Contingent Obligations. Indebtedness of any Person includes obligations of such Person, whether direct or contingent, with respect to any of the foregoing for which such Person is liable as a result of such Person being a general partner in a partnership which has incurred any Indebtedness. Without in any way limiting the foregoing, the aggregate amount of all unpaid obligations of the Borrower and its Subsidiaries under the Insurer Settlement Agreements minus amounts on deposit in the restricted account or escrow account established pursuant to Section 6.28 shall be included in the calculation of Indebtedness.

b.        TO ADD THE FOLLOWING DEFINITIONS THERETO:

               "Additional Settlement Agreements" means any settlement agreements in addition to the Insurer Settlement Agreements that result from any claims of other claimants with respect to matters of a nature similar to those raised by the Insurance Company Claimants or the Specified Claimant in connection with the Insurer Settlement Agreements.

               "Amendment No. 1" means Amendment No. 1 to Short Term Credit Agreement, Long Term Agreement and Letter of Credit Reimbursement Agreement each dated as of September 29, 1995 entered into as of March 18, 1996.

               "Amendment Period" means the period from the Effective Date of Amendment No. 1 through September 15, 1996.

               "Asset Sale" means the sale, lease, conveyance or other disposition by the Borrower or any of its Subsidiaries of assets or property, whether now owned or hereafter acquired, in a single transaction or in a series of related transactions, that are outside of the ordinary course of business of the Borrower or such Subsidiary. Notwithstanding anything herein to the contrary, Asset Sale shall not include:

               (i) the sale of the Borrower's and its Subsidiaries' nephrology businesses as permitted pursuant to Consent No. 1 to the Collateral Trust Agreement;

               (ii) the sale or lease of equipment, inventory, or other assets (not including accounts receivable) in the ordinary course of business; or

               (iii) a transfer of assets permitted by Section 6.22.

               "Collateral Trust Agreement" has the meaning given that term in the preamble to Amendment No. 1.

               "Equity Collateral" has the meaning given that term in Section 6.26.

               "Equity Offering" means the sale by and on behalf of the Borrower in a public or private offering of any class of its equity securities, in a single transaction or in a series of related transactions.

               "Indenture" has the meaning given to that term in Section 6.25.

               "Insurance Company Claimants" has the meaning given that term in the preamble to Amendment No. 1.

               "Insurer Settlement Agreements" has the meaning given that term in the preamble to Amendment No. 1.

               "Insurer Settlement Costs" means the sum of (i) all amounts agreed to be paid by the Borrower or any of its Subsidiaries pursuant to the Insurer Settlement Agreements and (ii) all fees, costs and expenses paid or payable by the Borrower or any of its Subsidiaries to any Person in connection with the Insurer Settlement Agreements or the claims or disputes from which such Insurer Settlement Agreements arose; provided, however, that for the purposes of this Agreement the aggregate after-tax amount of all such amounts, fees, costs and expenses under clauses (i) and (ii) shall not exceed the "Original After Tax Cost Amount" as set forth in the Disclosure Letter; provided, if all of such amounts have not been paid in cash on or before September 30, 1996, then such Original After Tax Cost Amount may be increased by an additional amount not to exceed the "Additional After Tax Cost Amount" as set forth in the Disclosure Letter.

               "Joint Settlement Agreement" has the meaning given that term in the preamble to Amendment No. 1.

               "Net Cash Proceeds" means, with respect to any Asset Sale or Equity Offering of any Person, cash or cash equivalents received by such Person or any Subsidiary of such Person from such Asset Sale or Equity Offering after (i) provision for all income or other taxes required to be paid in cash as a result of such Asset Sale or Equity Offering (after giving effect to the full utilization of any tax credits or loss carryforwards or similar amounts which are available to offset such taxes) and (ii) payment of all reasonable brokerage commissions, underwriting fees and other reasonable fees and expenses related to such Asset Sale or Equity Offering.

               "Settlement Subordinated Notes" means the Subordinated Promissory Notes in the aggregate original principal amount as set forth in the Disclosure Letter in the form provided under the Joint Settlement Agreement and which under certain circumstances may be required to be issued by the Borrower on September 30, 1996 under the terms of the Joint Settlement Agreement.

               "Settlement Subordinated Indebtedness" means all obligations consisting of principal, interest or otherwise in respect of the Settlement Subordinated Notes.

               "Specified Claimant" has the meaning given that term in the preamble to Amendment No 1.

               "Specified Settlement Agreement" has the meaning given that term in the preamble to Amendment No 1.

               "Supplemental Collateral Trust Agreement" has the meaning given that term in Section 6.26.

c. to delete Section 2.6.1 from each of the Short Term Agreement and the Long Term Agreement in their entirety and to substitute the following therefor:

               2.6.1. Optional and Mandatory Principal Payments.

                    2.6.1.1. Optional Principal Payments. The Borrower may from time to time pay all outstanding Committed Advances, or, in a minimum aggregate amount of $5,000,000 (and in integral multiples of $1,000,000 if in excess thereof), any portion of the outstanding Committed Advances upon one Business Day's prior notice to the Agent. Any prepayment of a Eurodollar Committed Advance prior to the end of its applicable Interest Period shall be subject to the indemnity provisions of Section 3.4. A Competitive Bid Advance may not be prepaid prior to the last day of its applicable Interest Period without the prior written consent of each Lender or Designated Lender that made such Advance, which consent may be given or withheld at each such Lender's or Designated Lender's sole and absolute discretion.

d.        to add the following as a new 2.6.1.2 to the Short Term Agreement:

                    2.6.1.2. Mandatory Principal Payments.

                    (a) Upon the consummation of any Asset Sale by the Borrower or any Subsidiary the Net Cash Proceeds of which when aggregated with the Net Cash Proceeds of any other Asset Sale consummated by the Borrower and its Subsidiaries after March 18, 1996 are greater than $25,000,000, the Borrower shall make a mandatory prepayment of the Committed Advances under this Agreement in an amount equal to 100% of the Net Cash Proceeds in excess of such $25,000,000 threshold, such prepayment to be made promptly upon receipt thereof. Nothing in this Section 2.6.1.2 shall be construed as a consent by the Agent or any Lender to any Asset Sale not permitted under the terms of this Agreement.

                    (b) Upon the consummation of any Equity Offering by the
               Borrower or any Subsidiary the Borrower shall make a mandatory prepayment of the Committed Advances under this Agreement in an amount equal to 100% of the Net Cash Proceeds of such Equity Offering minus the aggregate amount required to be placed by the Borrower in a restricted account or escrow account (on terms and conditions reasonably acceptable to the Agent) under Section
               6.27 [5.27 for the Letter of Credit Agreement] the proceeds of which account will be available solely to pay obligations under the Insurer Settlement Agreements promptly upon receipt thereof.

e.        to add the following as a new 2.6.1.2 to the Long Term Agreement:

                    2.6.1.2. Mandatory Principal Payments.

                    (a) Upon the consummation of any Asset Sale by the Borrower or any Subsidiary the Net Cash Proceeds of which when aggregated with the Net Cash Proceeds of any other Asset Sale consummated by the Borrower and its Subsidiaries after March 18, 1996 are greater than $25,000,000 the Borrower shall make a mandatory prepayment of the Committed Advances under this Agreement in an amount equal to 100% of the Net Cash Proceeds in excess of such $25,000,000 threshold minus amounts required to be paid pursuant to Section 2.6.1.2 of the Short Term Agreement, such prepayment to be made promptly upon receipt thereof. Nothing in this Section
               2.6.1.2 shall be construed as a consent by the Agent or any Lender to any Asset Sale not permitted under the terms of this Agreement.

                    (b) Upon the consummation of any Equity Offering by the
               Borrower or any Subsidiary the Borrower shall make a mandatory prepayment of the Committed Advances under this Agreement in an amount equal to 100% of the Net Cash Proceeds of such Equity Offering minus the sum of (i) the aggregate amount required to be placed by the Borrower in a restricted account or escrow account (on terms and conditions reasonably acceptable to the Agent) under Section 6.27 [5.27 for the Letter of Credit Agreement] the proceeds of which account will be available solely to pay obligations under the Insurer Settlement Agreements and (ii) amounts required to be paid pursuant to Section 2.6.1.2 of the Short Term Agreement, such prepayment to be made promptly upon receipt thereof.

f. to add the following at the end of Section 2.6.2 of the Short Term Agreement and Long Term Agreement:

                    (c) Mandatory Reduction of Commitments. Upon the receipt of any mandatory prepayment required under Section 2.6.1.2(a) from any Asset Sale, the Aggregate Commitments shall be permanently reduced by the amount of such required prepayment ratably among the Lenders.

g. to delete the terms of the following provisions of Article V of the Short Term Agreement and Long Term Agreement and the corresponding provisions of Article IV of the Letter of Credit Agreement in their entirety and to substitute the following therefor (with such substitution including a corresponding change to the Section numbering for the Letter of Credit Agreement):

               5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, the OIG Settlement Agreements or the Insurer Settlement Agreements, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award, including, without limitation, the OIG Settlement Agreements binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's certificate of incorporation or by-laws or the material provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents. No Compliance Report is required to be filed under the Corporate Integrity Agreement as a result of the Insurer Settlement Agreements or the allegations which form the basis of the Insurer Settlement Agreements.

               5.5. Material Adverse Effect. Since December 31, 1994, other than in connection with the OIG Settlement Agreements, there has been no change in the business, property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole or any other event, including, without limitation (a) the pending litigation between Coram Healthcare Corporation, the Borrower and Caremark or any developments in connection therewith or (b) the transactions evidenced by the Insurer Settlement Agreements or any developments in connection therewith, which could reasonably be expected to have a Material Adverse Effect.

               5.12. Material Agreements. Neither the Borrower nor any Subsidiary is subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect, (ii) any agreement or instrument evidencing or governing Indebtedness, (iii) any of the OIG Settlement Agreements or
          (iv) any of the Insurer Settlement Agreements. Simultaneously with the delivery of any report delivered pursuant to Section 20 of the Corporate Integrity Agreement described on Schedule 1 hereto, a copy of such report shall be delivered to independent counsel of the Agent and the Agent.

h. to add the following provisions at the end of Article V of the Long Term Agreement and the Short Term Agreement and Article IV of the Letter of Credit Agreement (with a corresponding change to the Section numbering):

               5.20. Insurer Settlement Agreements

               (a) All disputes, claims or threatened claims, proceedings or threatened proceedings and all potential litigation with the Insurance Company Claimants relating to lines of business at issue in the Joint Settlement Agreement (as set forth in Section 31 thereof) have been fully and finally settled through the Joint Settlement Agreement, subject to reinstatement or revival only on the limited terms set forth therein. All disputes, claims or threatened claims, proceedings or threatened proceedings and all potential litigation with the Specified Claimant which have been or could be brought based upon the type of allegations which form the basis of the Specified Settlement Agreement have been fully and finally settled through the Specified Settlement Agreement, subject to reinstatement or revival only on the limited terms set forth therein. No Authorized Officer has any knowledge of any actual or threatened actions by any Insurance Company Claimant or the Specified Claimant based upon the type of allegations (without regard to applicable lines of business) which form the basis of the Insurer Settlement Agreements which are not within the scope of the Insurer Settlement Agreements. The Insurer Settlement Agreements as executed do not differ in any material respect from the drafts dated March 13, 1996 of such agreements delivered to the Agent and the Lenders on March 14, 1996.

               (b) No Authorized Officer of the Borrower is aware of any events or facts which have occurred with respect to the Borrower or any of its Subsidiaries which could give rise to disputes, claims or threatened claims, proceedings or threatened proceedings or litigation or threatened litigation (including by any of the parties to any of the Insurer Settlement Agreements or by any other Person) of a nature similar to that which formed the basis of any of the Insurer Settlement Agreements and the outcome of which could reasonably be likely to subject the Borrower and/or its Subsidiaries to liabilities, individually or in the aggregate, in excess of $25,000,000 (which amount shall include all amounts payable in connection with any Additional Settlement Agreement or for the payment of any legal expenses in connection with any Additional Settlement Agreements or for the payment of any legal expenses in connection with the Insurer Settlement Agreements other than as specifically recited in the Joint Settlement Agreement).

i. to delete the terms of the following provisions of Article VI of the Short Term Agreement and Long Term Agreement and the corresponding provisions of Article V of the Letter of Credit Agreement in their entirety and to substitute the following therefor (with such substitution including a corresponding change to the Section numbering for the Letter of Credit Agreement):

               6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances to finance Permitted Acquisitions, for payment of the OIG Settlement Costs and for general corporate purposes, including the lending of a portion of the proceeds by the Borrower to its Subsidiaries organized and existing under the laws of any states of the United States, including Caremark or the Caremark Subsidiaries, as applicable, and by Caremark or the Caremark Subsidiaries, as applicable, to its or their respective Subsidiaries organized and existing under the laws of any state of the United States, provided any such loans are made in accordance with Section
          6.21 hereof. Notwithstanding anything herein to the contrary, the proceeds of the Advances hereunder may not be used for (i) the establishment or funding of the accounts required under Section 6.27 or 6.28; (ii) the payment, directly or indirectly, of any Insurer Settlement Costs or (iii) the payment, directly or indirectly, of any legal or other expenses in connection with any of the Insurer Settlement Agreements or Additional Settlement Agreements. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

               6.3. Notice of Default, etc. The Borrower will, and will cause each Subsidiary to, give prompt notice (and in no event more than 5 Business Days after an Authorized Officer becomes aware of such occurrence) in writing to the Agent and the Lenders of the occurrence of any of the following:

                    (a) any Default or Unmatured Default (including the
               occurrence of any Exclusion Event);

                    (b) the occurrence of any event which constitutes a
               violation of any of the terms or provisions of any of the OIG Settlement Agreements;

                    (c) the occurrence of any event which constitutes a default, event of default, unmatured payment default or other violation of any of the terms or provisions of any of the Insurer Settlement Agreements, any of the parties to the Settlement Agreements asserts that such an event has occurred or any of the parties to the Settlement Agreement has submitted to arbitration any dispute under any of the Insurer Settlement Agreements;

                    (d) the occurrence of any event (other than general market conditions) which could reasonably be expected to impair the ability of the Borrower to successfully consummate an Equity Offering on or before September 15, 1996 the Net Cash Proceeds from which would equal at least $125,000,000;

                    (e) receipt of notice from any Person or group of Persons
               which have threatened actions or the making of claims based upon the type of allegations which form the basis of the Insurer Settlement Agreements if the aggregate amount of such actions or claims could reasonably be expected to exceed $25,000,000;

                    (f) any other development financial or otherwise, which
               could reasonably be expected to have a Material Adverse Effect.

               6.10. Financial Covenants.

               6.10.1. Indebtedness to EBITDA. The Borrower will not permit its Indebtedness to EBITDA Ratio, calculated at the last day of each fiscal quarter for the four fiscal quarters ending on or more recently ended prior to such date of determination for the Borrower and its Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles consistently applied, to exceed the ratios set forth below for the periods set forth below:

               Fiscal Quarters
               Ending During                    Maximum
               The Following                    Indebtedness to
               Periods:                         EBITDA Ratio
               ---------------                  ------------

               9/30/95 through 6/29/96          3.50 to 1.00
                                                provided if the Borrower has
                                                consummated any Equity Offering
                                                prior to June 29, 1996, such
                                                level shall be 3.00 to 1.00

               6/30/96 through 9/15/96          3.25 to 1.00
                                                provided if the Borrower has
                                                consummated any Equity Offering
                                                prior to September 15, 1996,
                                                such level shall be 3.00 to 1.00

               6.10.3. Funded Debt to Capitalization Ratio. The Borrower will not permit its Funded Debt to Capitalization Ratio at any time to exceed the ratios set forth below for the periods set forth below:

               Period                         Maximum Ratio
               ------                         -------------
               September 30, 1995
               through
               December 30, 1995                   58%

               December 31, 1995
               to
               the Effective Date of
               Amendment No. 1                     55%

               Effective Date of
               Amendment No. 1
               through September 15, 1996          64%
                                                   provided if the Borrower has
                                                   consummated any Equity
                                                   Offering prior to September
                                                   15, 1996, such level shall be
                                                   55%

               6.16. Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make any Acquisition of any Person, except Permitted Acquisitions; provided, however, notwithstanding anything herein or in any other provision of this Agreement to the contrary, the aggregate acquisition price (computed with any non-cash portion of the acquisition price being valued at the fair value thereof as of the date of computation, where fair value means the value of the relevant asset determined in an arm's length transaction conducted in good faith between an informed and willing buyer and an informed and willing seller, neither under compulsion to buy or sell) exclusive of any capital stock of the Borrower issued in payment thereof shall not exceed $25,000,000 in the aggregate for all Acquisitions entered into, committed to or consummated after March 18, 1996 minus the aggregate amount of all Investments made under Section 6.24(h) made after March 18, 1996 plus the aggregate amount of the Net Cash Proceeds received from any sale of any Investments made after March 18, 1996. The Borrower will not, nor will it permit any Subsidiary to enter into any contract, agreement or undertaking in connection with any Acquisition or proposed Acquisition where the purchase price therefor (exclusive of any capital stock of the Borrower issued or to be issued in the payment thereof) which when aggregated with the purchase price for all other Acquisitions entered into, committed to or consummated after March 18, 1996 and all Investments made under Section 6.24(h) made after March 18, 1996 would exceed $25,000,000.

               6.19. Amendments to Agreements. The Borrower will not, and will not permit any Subsidiary to (a) amend, modify or terminate any Settlement Agreement or any Tax Agreement in any manner which would be reasonably likely to have a Material Adverse Effect, (b) amend, modify or terminate any of the OIG Settlement Agreements or (c) amend, modify or terminate any of the Insurer Settlement Agreements in any way adverse to the Borrower or any of its Subsidiaries or adverse to the Lenders.

               6.20. Subordinated Indebtedness; Obligations with Respect to Insurer Settlement Agreements. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, (a) make any payment with respect to Insurer Settlement Costs before the date on which such amounts are due and payable in accordance with the terms of the Insurer Settlement Agreements or (b) issue the Settlement Subordinated Notes prior to the date on which such Settlement Subordinated Notes are required to be issued under the terms of the Joint Settlement Agreement. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, (including, without limitation, by the purchase of any such Subordinated Indebtedness), (a) make any payment of any Settlement Subordinated Indebtedness if at the time of the making of such payment or after taking into account such payment a Default or Unmatured Default shall have occurred and be continuing or
          (b) prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire any of the Settlement Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any other Subordinated Indebtedness with an outstanding principal amount in excess of $10,000,000. Nothing contained in this Section 6.20 shall be deemed to be a consent to the issuance of the Settlement Subordinated Notes if either before or after the issuance thereof a Default or Unmatured Default shall have occurred or would result therefrom, including as a result of any violation of the terms of Section 6.10 or 6.11.

               6.24. Investments. The Borrower mill not, nor will it permit any of its Subsidiaries to, make or suffer to exist any investments (including without limitation, loans and advances to, and other Investments in Subsidiaries), or commitments therefor, or to create any Subsidiaries, or to become a partner in any partnership or joint venture, or to make any acquisitions of any other Person, except:

               (a) Investments in existence as of the date of this Agreement and described in Schedule 6.24 hereto;

               (b) the $25,000,000 Coram Healthcare Corporation 12% Non-Convertible Subordinated Note due October 1, 2005 issued on April 1, 1995 to the Borrower and the $75,000,000 Coram Healthcare Corporation 7%

                    Convertible Subordinated Note due October 1, 2005 issued on April 1, 1995 to the Borrower;

               (c)  Investments permitted pursuant to the terms of Section 6.21;

               (d) Investments in short-term obligations of, or fully-guaranteed by, the United States of America;

               (e) Investments in commercial paper rated A-1 or better by Standard and Poor's Corporation or P-1 or better by Moody's Investor Services, Inc.;

               (f) Investments consisting of demand deposit accounts maintained in the ordinary course of business;

               (g) Investments in certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

               (h) Investments in any Person made after March 18, 1996 so long as immediately after giving effect to the making of such Investment, the aggregate amount of (i) Investments made under this clause (h) minus the aggregate amount of the Net Cash Proceeds received from any sale of any Investments made after March 18, 1996, (ii) the purchase price paid for Acquisitions consummated (other than from the issuance of capital stock of the Borrower) and (iii) the purchase price committed to be paid for Acquisition (other than from issuance of capital stock of the Borrower) during the period from such date to and including the date of such Investment would not exceed $25,000,000 (calculated exclusive of any capital stock of the Borrower issued in payment for such Investment);

               (i) Investments or other transactions in connection with Corporate Reorganization to the extent permitted under
                    Section 6.22; and

               (j) Investments in Core Businesses incorporated or located outside the United States to the extent permitted under
                    Section 6.11(iii).

               For the purpose of any computation required to be made pursuant to this Agreement, Investments shall be valued at the lower of cost or the fair value thereof as of the date of computation, where fair value means the value of the relevant asset determined in an arm's length transaction conducted in good faith between an informed and willing buyer and an informed and willing seller, neither under compulsion to buy or sell.

j. to delete clauses (i) and (ix) from Section 6.17 of the Credit Agreements in their entirety and to substitute the following therefor (each reference therein to the Short Term

          Agreement, Long Term Agreement and Letter of Credit Agreement being appropriately modified for the applicable agreement into which such provision is being inserted) or:

               (i) Pari passu Liens (1) on the Collateral in favor of the Collateral Trustee under the Collateral Trustee for the benefit of itself and Agent and the Lenders under each of the Short Term Agreement, the Long Term Agreement and the Letter of Credit Agreement and (2) on the Equity Collateral in favor of the Collateral Trustee under the Supplemental Collateral Trustee for the benefit of itself and Agent and the Lenders under each of the Short Term Agreement, the Long Term Agreement and the Letter of Credit Agreement and in favor of the holders of the Borrower's indebtedness under the Indenture;

               (ix) Liens (including judgment Liens but excluding any Liens related to proceedings included in Section 7.15 and Section 7.17) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of any judgment Lien, such Lien does not attach to any assets or properties of the Borrower or any of its Subsidiaries, including without limitation the Collateral or the Equity Collateral (as defined in Section 6.26 bellow), or to the stock of any Subsidiary of the Borrower and execution thereon is stayed.

k. to delete Section 6.26 of the Short Term Agreement and Long Term Agreement in their entirety and to substitute the following therefor:

               6.26 Collateral. In addition to the Collateral Trust Agreement, as soon as reasonably practicable but in any event not later than the date that is 30 days following the effective date of Amendment No. 1, the Borrower will and will cause each of its Subsidiaries organized and existing under the laws of any states of the United States, including Caremark, to execute a supplemental collateral trust agreement (the "Supplemental Collateral Trust Agreement") and pledge agreements (collectively, the "Pledge Agreements") and to execute and file UCC financing statements in each case, in form and substance reasonably acceptable to the Agent and the Required Lenders and to take all other actions required under applicable law, or reasonably requested by the Agent, to grant to the Agent, for the benefit of the Lenders, a valid and perfected first-priority pledge and security interest (such Liens to be shared pari passu with the lenders under the Short-Term Agreement, the Long Term Agreement, the Letter of Credit Agreement and the holders of the Borrower's indebtedness under the Indenture) in all of the capital stock, membership interests, partnership interests or other equity interests held by the Borrower and its Subsidiaries in each of the Borrower's direct or indirect Subsidiaries organized and existing under the laws of any states of the United States (such interests being herein the "Equity Collateral"), subject to no other adverse claims or Liens. Such Pledge Agreements and the Supplemental Collateral Trust Agreement shall provide that under the provisions of Section

9-203(2) of the applicable Uniform Commercial Codes, attachment of the Lien granted thereunder shall be deferred until the occurrence of a Triggering Event If at any time the Agent receives a written request from any Lender (which request shall be deemed to be received upon telephonic confirmation of receipt by an officer of the Agent) that it desires that the Lien on the Collateral and Equity Collateral to attach (a "LIEN REQUEST"), then not later than 3 Business Days following such receipt, the Agent shall submit such request to all of the Lenders for their consideration; provided, no Lender may submit a Lien Request unless either:

          (1) there has occurred any negative or adverse development of any sort or nature in the litigation among Coram Healthcare Corporation, the Borrower and Caremark;

          (2) the Lender receives information in conjunction with the litigation among Coram Healthcare Corporation, the Borrower and Caremark, including, without limitation, advice received from independent counsel to the Lenders, which such Lender, in its analysis, determines is likely to have a Material Adverse Effect;

          (3) any of the following shall occur: (i) any violation, default, event of default or unmatured payment default by the Borrower or any of its Subsidiaries occurs under any of the Insurer Settlement Agreements; (ii) based upon a reasonable analysis of the facts and circumstances, any of the parties to any of the Insurer Settlement Agreements notifies the other party in writing that a violation, default, event of default or unmatured payment default by the Borrower or any of its Subsidiaries has occurred;
     (iii) any of the parties to any of the Insurer Settlement Agreements shall terminate or revoke its obligations under any such Insurer Settlement Agreement; (iv) any of the parties to any of the Insurer Settlement Agreements shall invoke or seek to invoke rights it may have under any of the Insurer Settlement Agreements to terminate or revoke its obligations under any such Insurer Settlement Agreement; or (v) any of the parties to the Settlement Agreement shall reinstate, revive, initiate or prosecute any of the claims settled under the Insurer Settlement Agreements;

          (4) the Borrower has failed: (a) on or before July 15, 1996 to file its registration statement for the offering by the Borrower of equity securities to effect an offering pursuant to which the Net Cash Proceeds realized by the Borrower would not be less than $125,000,000; (b) to use its best efforts to cause such registration statement to be effective on or before such date as would result in a closing of such offering on or before September 15, 1996; or (c) to receive Net Cash Proceeds of at least $125,000,000 from such an equity offering on or prior to September 15, 1996;

          (5) Any Lender is aware of any events or facts which have occurred with respect to the Borrower or any of its Subsidiaries which could give rise to additional disputes, claims or threatened claims, proceedings or threatened proceedings or litigation or threatened litigation deemed by such Lender to be reasonably likely to result in liabilities in excess of $25,000,000 in the aggregate which are of a nature similar to that which formed the basis of the Insurer Settlement Agreements.

          Simultaneously with the execution and delivery of the Supplemental Collateral Trust Agreement and the Pledge Agreements, the Borrower shall and shall cause each of its Subsidiaries organized and existing under the laws of any states of the United States, including Caremark, to:

     (1) Deliver legal opinions from the Borrower's and such Subsidiaries' counsel in form and substance satisfactory to the Agent addressing such matters as the Agent and the Required Lenders shall reasonably designate and such other opinions as are customary for transactions of a similar nature, including, without limitation, an opinion that the terms of the Supplemental Collateral Trust Agreement do not violate the terms of the Indenture;

     (2) Deliver the stock certificates and duly executed stock powers in blank with respect to the Equity Collateral consisting of stock;

     (3) Take such actions, deliver such transactions statements or notices, cause to be marked the applicable books and records and take such other action as may be reasonably required by the Agent to perfect the Lien under the Pledge Agreements with respect to Equity Collateral other than capital stock;

     (4) Cause such Subsidiaries under the Collateral Trust Agreements to execute and deliver a Contribution Agreement, in form and substance reasonably satisfactory to the Agent and the Required Lenders duly executed by each of the Subsidiaries which have granted Collateral or Equity Collateral pursuant to Collateral Trust Agreement or Supplemental Collateral Trust Agreement; and

     (5) Execute such other collateral documents instruments and agreements as shall be reasonably requested by the Agent, in each case, in form and substance satisfactory to the Agent in order to effectuate the intent of the provisions of this Section 6.26.

1. to add the following as Section 6.27 to each of The Long Term Agreement and Short Term Agreement and as Section 5.27 to the Letter of Credit Agreement:

          6.27 [5.27] Escrow of the Public Offering Proceeds. Upon the consummation by the Borrower of any Equity Offering, the Borrower shall deposit in a restricted account or escrow account (on terms and conditions reasonably accepted to the Agent) an amount equal to the aggregate amount of all obligations (whether in the nature of principal, interest, settlement amounts, costs and expenses) required to be paid by the Borrower or any of its Subsidiaries under the Insurer Settlement Agreements and the Additional Settlement Agreements, if any. The amounts in such account may not be used by the Borrower or any of its Subsidiaries other than for payment of such amounts required to be paid in connection with such Insurer Settlement Agreements or Additional Settlement Agreements, if any.

m. to add the following as Section 6.28 to each of The Long Term Agreement and Short Term Agreement and as Section 5.28 to the Letter of Credit Agreement:

               6.28 [5.28] Escrow of the Initial Settlement Payment. The Borrower has established and shall hereafter maintain with the Agent a restricted account or escrow account (on terms and conditions reasonably acceptable to the Agent) into which the Borrower has deposited an amount not less than the cash amount payable on September 30, 1996 under Paragraph 1.B of the Joint Settlement Agreement. The amounts in such account may be withdrawn and the account closed only
          (i) to make the payment of the amount required to be paid on September 30, 1996 under Paragraph 1.B of the Joint Settlement Agreement or
          (ii) upon the establishment of the restricted account or escrow account required under the immediately preceding Section.

n.        to add the following at the end of Section 7.1:

               7.1.8. Insurer Settlement Agreements. Any of the following shall occur: (i) any violation, default, event of default or unmatured payment default by the Borrower or any of its Subsidiaries occurs under any of the Insurer Settlement Agreements; (ii) any of the parties to any of the Insurer Settlement Agreements shall terminate or revoke its obligations under any such Insurer Settlement Agreement; or
          (iii) any of the parties to the Settlement Agreement shall reinstate, revive, initiate or prosecute any of the claims settled under the Insurer Settlement Agreements.

               7.1.9. Additional Settlements. The sum of all amounts (including, without limitation damages, restitution payments, costs, expenses or other amounts) agreed to be paid by the Borrower and its Subsidiaries in settlement or payable as a result of an executable judgment, award or similar order in connection with any litigation or other proceedings or other claims with respect to matters of a nature similar to those raised by the Insurance Company claimants and the Specified Claimant in connection with the Insurer Settlement Agreements shall be equal to or greater than Twenty-Five Million and No/100 Dollars ($25,000,000).

o. to delete Section 7.2 of the Short Term Agreement and The Long Term Agreement in its entirety (and the parallel provision of the Letter of Credit Agreement) and to substitute the following therefor:

               7.2. Failure to Make Payment. Nonpayment of principal of any Note when due, or nonpayment of interest upon any Note or of any facility fee or other obligations under any of the Loan Documents within five Business Days after the same becomes due, whether by acceleration or otherwise.

          2. Amendments To Pricing Provisions. Notwithstanding anything in the Credit Agreements to the contrary, effective as of the Effective Date and subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Credit Agreements are hereby amended to delete the relevant terms thereof with respect to determination of the level of the Applicable Margins, Utilization Fees, Applicable Facility Fees, and Applicable Fees with respect to letters of credit and to substitute the following therefor:

          2.1 The Applicable Margin with respect to each Committed Advance under the Short Term Agreement and the Long Term Agreement shall be (a) 0.75% for Eurodollar Committed Loans and (b) 0.00% for Floating Rate Loans; provided, however, (i) each of such percentages shall be increased by 0.25% if at any time a Triggering Event under Section 6.26 occurs, such change to be effective from the date of such Triggering Event and (ii) each of such percentages shall be increased by 0.25% (the increases under clauses (i) and (ii) being independent of each other and both of which may be implemented under the applicable circumstances) if either Moody's or S&P announces a Credit Rating with respect to Borrower's senior unsecured non-credit-enhanced long-term Indebtedness which is below BBB- or Baa3 or ceases to publish a Credit Rating with respect to the Borrower's senior unsecured non-credit-enhanced long-term Indebtedness.

          2.2 The Applicable Facility Fees under the Long Term Agreement and the Short Term Agreement shall be 0.25% per annum.

          2.3 The Applicable Fees under the Long Term Agreement and the Letter of Credit Agreement with respect to letters of credit shall be 0.75% per annum; provided, however, (i) such percentage shall be increased by 0.25% if at any time a Triggering Event occurs, such change to be effective from the date of such Triggering Event and
               (ii) such percentage shall be increased by 0.25% (the increase under clauses (i) and (ii) being independent of each other and both of which may be implemented under the applicable circumstances) if either Moody's or S&P announces a Credit Rating with respect to Borrower's senior unsecured non-credit-enhanced long-term Indebtedness which is below BBB- or Baa3 or ceases to publish a Credit Rating with respect to the Borrower's senior unsecured non-credit-enhanced long-term Indebtedness.

Nothing in the amendments set forth above in this Section 2 shall impair the rights of the Lenders to be paid or affect the obligation of the Borrower to pay or increased rates after Default provided in the Credit Agreements.

          3. Consent To Laboratory Sale. The Borrower has advised the Collateral Trustee under the Collateral Trust Agreement and the "Holders" (as defined in the Collateral Trust Agreement) that Kelsey-Seybold Medical Group, P.A. and KS-PSI of Texas, L.P. (the "KS Sellers") intend to consummate the sale of certain tangible and intangible assets relating to the laboratory department of the medical clinics operated by the KS Sellers throughout Harris County, Texas for an aggregate purchase price of approximately $3,000,000 (the "Laboratory Sale"). Certain assets which are the subject of the Laboratory Sale consist of inventory covered by the Lien created under the Collateral Trust Agreement and the security agreements executed in connection therewith. The Borrower has informed the Collateral Trustee and the Holders that the Collateral being sold does not and will not at the time of the consummation of the Laboratory Sale exceed $25,000. The Borrower has requested that the Collateral Trustee and the Holders Consent to the consummation of the Laboratory Sale free and clear (to the extent the assets sold constitute Collateral) of the Lien created under the Collateral Trust Agreement and the various other documents, instruments and agreements executed in connection therewith (including the various security agreements) and agree to permit the Collateral Trustee, simultaneously with the closing of such Laboratory Sale to execute such UCC amendments or releases to evidence the release of the Lien against the assets which are the subject of the Laboratory Sale. Upon the effectiveness of this Amendment in accordance with the provisions of Section 4, the undersigned hereby consent to the sale by Caremark International Inc. and certain of its Subsidiaries of its Laboratory Businesses (as defined below) and agree that upon the consummation of such sale (but not before), the Collateral Trustee may release any existing Liens which are Collateral in favor of the Collateral Trustee for the benefit of the Holders on the Collateral sold as Part of the Laboratory Sale.

          4. Conditions of Effectiveness; Term of Effectiveness. This Amendment shall become effective when and only when each of the following has been satisfied (the date of satisfaction of such conditions being herein the "Effective Date"):

               (a) The Agent has received an original or facsimile execution counterpart of this Amendment executed by each of the Borrower, the Required Lenders and the Agent.

               (b) The Agent and the Lenders shall have received and reviewed the terms of the Insurer Settlement Agreements and the Agent and the Required Lenders shall be satisfied that the terms thereof do not differ in any respect adverse to the interests of the Borrower, any of its Subsidiaries or the Lenders from the March 13, 1996 draft Insurer Settlement Agreements provided to the Agent and the Lenders on March 14, 1996.

               (c) The Agent and the Lenders shall have received evidence that all of the applicable parties to the Insurer Settlement Agreements have executed and delivered those agreements.

              (d) The Agent and the Lenders shall have received an opinion or opinions addressed to the Agent and the Lenders from counsel for the Borrower (allocated between the Borrower's general counsel and special counsel on a basis reasonably satisfactory to the Agent and the Required Lenders), in form and substance and covering such matters as shall be acceptable to the Agent, with respect to the Insurer Settlement Agreements, which matters may include matters similar to the opinions delivered by the opinions delivered in connection with the OIG Settlement Agreements.

              (e) on or prior to the date of satisfaction of all of the other conditions precedent set forth in this Section 4, the Borrower shall have paid an amendment fee equal to twelve and one-half basis points (12.5 b.p.) on the sum of the Aggregate Commitment under the Short Term Agreement, the Aggregate Commitment under the Long Term Agreement and amount of the L/C Obligations under the Letter of Credit Agreement, such payment to be made to the

          Agent for the ratable account of the Lenders under the Short Term Agreement and Long Term Agreement and for the account of The First National Bank of Chicago with respect to the amount payable in respect of the Letter of Credit Agreement.

               (f) on or prior to the date of satisfaction of all of the other conditions precedent set forth in this Section 4, the Borrower shall have paid an amendment approval fee equal to twelve and one-half basis points (12.5 b.p.) on the sum of the Commitment under the Short Term Agreement, the Commitment under the Long Term Agreement and the amount of L/C Obligations under the Letter of Credit Agreement of each of the Lenders which has executed and delivered this Amendment to the Agent on or before 12:00 noon (Chicago time) on March 18, 1995, such payment to be made to the Agent for the ratable account of such Lenders.

               (g) the Agent shall have received a no default certificate in form and substance acceptable to the Agent from the chief financial officer or treasurer of the Borrower dated as of the Stated Date and as of the Effective Date, which officer's certificate shall also certify as to the accuracy as of the Effective Date of the representations and warranties contained in Section 5.20;

               (h) the Agent shall have received evidence in form and substance acceptable to the Agent of the approval by the Board of Directors of the Borrower and Caremark of the Insurer Settlement Agreements, this Amendment and the other transactions contemplated thereby and hereby, including, without limitation, the Supplemental Collateral Trust Agreement);

               (i) the Agent and the Lenders shall have received such other documents, instruments, opinions, agreements and certificates as shall be reasonably requested in connection herewith;

               (j) all of the representations and warranties set forth in
          Section 5 below are true and correct as if made on the Stated Date and on the Effective Date; and

               (k) The Agent and the Lenders shall have received a certificate from the chief financial officer or treasurer of the Borrower that since December 31, 1994, other than (i) in connection with the OIG Settlement Agreement, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole or any other event, including, without limitation, (1) the pending litigation between Coram Healthcare Corporation, the Borrower and Caremark or any developments in connection therewith or (2) the transactions evidenced by the Insurer Settlement Agreements or any developments in connection therewith, which could reasonably be expected to have a Material Adverse Effect; and (iii) other than (x) in connection with the execution of the Insurer Settlement Agreements, (y) the sale of the home infusion business to Coram Healthcare, Inc. and the Nephrology Sale and (z) the acquisitions of Friendly Hills Healthcare Network, The Diagnostic Clinic, certain assets of CIGNA HealthCare of California, Inc. comprising the CIGNA Medical Group and the assets of the Glen Ellyn Clinic, no material increase in liabilities, liquidated or contingent has occurred, and no material decrease in the assets has occurred, in each case with respect to the Borrower and its Subsidiaries taken as a whole.

          5. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:

          (a) This Amendment and the Credit Agreements as previously executed and as amended hereby, constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms.

          (b) Upon the effectiveness of this Amendment, the Borrower hereby reaffirms that the representations and warranties contained in Article V of the Credit Agreements are true and correct.

          (c) Upon the effectiveness of this Amendment, the Borrower hereby reaffirms all covenants made in the Credit Agreements and the other Loan Documents to the extent the same are not amended hereby and agrees that all such covenants shall be deemed to have been remade as of the effective date of this Amendment.

         (d) (i) Immediately prior to the effectiveness of this Amendment, all claims and disputes against the Borrower or any of its Subsidiaries of any nature which the Specified Claimant may have which have been or could be brought based upon the type of allegations which form the basis of the Specified Settlement Agreement or which the Insurance Company Claimants may have or which any parties (other than individual policy holders or patients) for which any such Insurance Company Claimants act as agent, fiduciary, administrator, assignee or representative ("Third Party Claimants") may have for the period of 1988 through the date of execution of the Joint Settlement Agreement relating to lines of business at issue in the Joint Settlement Agreement (as set forth in Section 31 thereof) have been fully and finally settled, subject to reinstatement or revival only on the limited terms set forth in the Insurer Settlement Agreements, through the Insurer Settlement Agreements or indemnifications received therefor from the Insurance Company Claimants (on the terms and conditions set forth in the March 13, 1996 draft of the Insurer Settlement Agreements); (ii) the execution, delivery and performance of this Amendment and each of the Insurer Settlement Agreements to which the Borrower or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any court or other governmental authority or consent of any third party; (iii) the Borrower is aware of no events or facts which have occurred with respect to the Borrower or any of its Subsidiaries which could give rise to disputes with or claims by any other person or persons of a nature similar to that involved with the Insurer Settlement Agreements the outcome of which could reasonably be likely to subject the Borrower and/or its Subsidiaries to liabilities, individually or in the aggregate, in excess of $25,000,000, (iv) the Borrower has consulted with investment banking firms in connection with this matter and has no reason to believe that after the announcement of the Insurer Settlement Agreements and this Amendment, the Borrower cannot successfully conclude a public offering of its equity securities on or before September 15, 1996 the Net Cash Proceeds from which would exceed $125,000,000; (v) the Borrower does not have to conduct any meeting of its shareholders to amend its certificate of incorporation in order to consummate the public offering previously referenced and has sufficient shares of common stock authorized and unissued to consummate such an offering; and

(vi) the Borrower and its Subsidiaries have no reason to believe that they cannot or will not be able to fully and timely comply with each and every provision of the Insurer Settlement Agreements and the Credit Agreements, as amended hereby.

          6. Reference to the Effect on the Credit Agreements.

          (a) Upon the effectiveness of Sections 1 and 2 hereof, on and after the date hereof, each reference in the Credit Agreements to "this Credit Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Credit Agreements as amended hereby.

          (b) Except as specifically amended above, the Credit Agreements and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreements or any other documents, instruments and agreements executed and/or delivered in connection therewith.

          7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

          8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

          9. Counterparts. This Amendment may be executed by one or more of the parties to the Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          10. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Amendment and the Credit Agreements. In the event an ambiguity or question of intent or interpretation arises, this Amendment and the Credit Agreements as hereby amended shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment or the Credit Agreements.

          11. Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

          12. Benefit of Agreement. The terms and provisions of this Amendment shall be binding upon and inure to the benefit of the Borrower, the Agent, the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign its rights or obligations under this Amendment, the Credit Agreements or the other Loan Documents or any interest herein or therein, without the prior written consent of each of the Lenders and
(b) any assignment by any Lender must be made in compliance with the terms of the Credit Agreements.

          13. Non-Reliance by Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the information supplied by and prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with this Amendment or any other Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any other obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article IV, except receipt of items, if any, required to be delivered solely to the Agent;
(iv) the existence or possible existence of any Default or Unmatured Default or
(v) the validity, effectiveness or genuineness of any settlement agreement, this Amendment or any other instrument or writing furnished in connection therewith. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Amendment, the Agreement as amended, any settlement agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of its Subsidiaries.

          14. Full Agreement. Each of the parties hereto agrees that this Amendment supersedes any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, among the parties hereto, including, without limitation, any draft amendments or waivers previously delivered. THIS AMENDMENT AND THE CREDIT AGREEMENTS AS AMENDED HEREBY MAY NOT
BE CONTRADICTED BY EVIDENCE OF ANY ACTUAL OR ALLEGED PRIOR CONTEMPORANEOUS OR SUBSEQUENT UNDERSTANDINGS OR AGREEMENTS OF THE PARTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OTHER THAN A WRITING WHICH EXPRESSLY AMENDS OR SUPERSEDES THE
CREDIT AGREEMENTS IN ACCORDANCE WITH THE TERMS THEREOF. ALL OTHER WRITINGS, ISSUED BY THE AGENT OR ANY LENDERS TO THE BORROWER PRIOR TO THE DATE HEREOF, ARE NULL AND VOID AND OF NO EFFECT. THERE ARE NO UNWRITTEN ORAL UNDERSTANDINGS OR AGREEMENTS AMONG THE PARTIES HERETO.

                                  * * * * * *

                  Remainder of this Page Intentionally Blank

                                  * * * * * *

          IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.


CAREMARK INTERNATIONAL INC.


By:
     __________________________________________

Its:
     __________________________________________


THE FIRST NATIONAL BANK OF CHICAGO,
Individually and as Agent


By:
     ___________________________________________
Its:
     ___________________________________________


BANK OF AMERICA ILLINOIS



By:
     ___________________________________________
Its:
     ___________________________________________

TORONTO DOMINION (TEXAS), INC.


By:
      __________________________________________
Its:
      __________________________________________



CREDIT LYONNAISE CHICAGO BRANCH


By:
      __________________________________________
Its:
      __________________________________________



CREDIT LYONNAISE CAYMAN ISLAND BRANCH


By:
      __________________________________________
Its:
      __________________________________________


MORGAN GUARANTY TRUST COMPANY OF NEW YORK


By:
      __________________________________________
Its:
      __________________________________________



NATIONSBANK OF TEXAS, N.A.


By:
      __________________________________________
Its:
      __________________________________________

PNC BANK, NATIONAL ASSOCIATION



By:
     _________________________________________
Its:
     _________________________________________



WACHOVIA BANK OF GEORGIA, N.A.


By:
    _________________________________________
Its:
    _________________________________________



THE FUJI BANK LIMITED


By:
    _________________________________________
Its:
    _________________________________________